UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D
                               (Amendment No. 21)

                   Under the Securities Exchange Act of 1934

                         CAREER EDUCATION CORPORATION
                               -----------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.01 Per Share
                         -----------------------------
                         (Title of Class of Securities)

                                  141665109
                                  ---------
                                (CUSIP Number)

                               Cecilia B. Kwan
                         Blum Capital Partners, L.P.
                       909 Montgomery Street, Suite 400
                           San Francisco, CA 94133
                                (415) 434-1111
                                --------------
               (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                                March 19, 2015
                                 --------------
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 13

                                  * * * * *



CUSIP NO. 141665109            SCHEDULE 13D                      Page 2 of 13

-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                     BLUM CAPITAL PARTNERS, L.P.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)      94-3205364
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                          California

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                      4,745,000**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                 4,745,000**

-----------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,745,000**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               7.0%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                                          PN, IA

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * *



CUSIP NO. 141665109            SCHEDULE 13D                      Page 3 of 13

-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON              RICHARD C. BLUM & ASSOCIATES, INC.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)      94-2967812
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                          California

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                      4,745,000**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                 4,745,000**

-----------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,745,000**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               7.0%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                                              CO

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * *



CUSIP NO. 141665109            SCHEDULE 13D                      Page 4 of 13


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                   BLUM STRATEGIC GP III, L.L.C.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)      04-3809436
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                      4,745,000**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                 4,745,000**

-----------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,745,000**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               7.0%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                  OO (Limited Liability Company)

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * *



CUSIP NO. 141665109            SCHEDULE 13D                      Page 5 of 13


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                     BLUM STRATEGIC GP III, L.P.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)      02-0742606
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                      4,745,000**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                 4,745,000**

-----------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,745,000**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               7.0%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                                              PN

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * *



CUSIP NO. 141665109            SCHEDULE 13D                      Page 6 of 13


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON               BLUM STRATEGIC PARTNERS III, L.P.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)      04-3809438
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                      4,745,000**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                 4,745,000**

-----------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,745,000**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               7.0%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                                             PN

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * *



CUSIP NO. 141665109            SCHEDULE 13D                      Page 7 of 13


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                    BLUM STRATEGIC GP IV, L.L.C.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)     26-0588693
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                      4,745,000**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                 4,745,000**

-----------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,745,000**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               7.0%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                  OO (Limited Liability Company)

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * *



CUSIP NO. 141665109            SCHEDULE 13D                      Page 8 of 13


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                      BLUM STRATEGIC GP IV, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)     26-0588732
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                      4,745,000**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                 4,745,000**

-----------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,745,000**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               7.0%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                                              PN

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * *



CUSIP NO. 141665109            SCHEDULE 13D                      Page 9 of 13


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                BLUM STRATEGIC PARTNERS IV, L.P.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)      26-0588744
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                      4,745,000**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                 4,745,000**

-----------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,745,000**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               7.0%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                                             PN

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * *



CUSIP NO. 141665109            SCHEDULE 13D                     Page 10 of 13


Item 1.  Security and Issuer
----------------------------

This Amendment No. 21 amends the Statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission on February 11, 2015 by Blum Capital Partners, L.P., a California limited partnership, ("Blum LP"); Richard C. Blum & Associates, Inc., a California corporation ("RCBA Inc."); Blum Strategic GP III, L.L.C., a Delaware limited liability company ("Blum GP III"); Blum Strategic GP III, L.P., a Delaware limited partnership ("Blum GP III LP"); Blum Strategic Partners III, L.P., a Delaware limited Partnership ("Blum Strategic III"); Blum Strategic GP IV, L.L.C., a Delaware Limited liability company ("Blum GP IV"); and Blum Strategic GP IV, L.P., a Delaware limited partnership ("Blum GP IV LP"); Blum Strategic Partners IV, L.P., a Delaware limited partnership ("Blum Strategic IV") (collectively, the "Reporting Persons").

This amendment to the Schedule 13D relates to shares of common stock, $.01 par value per share (the "Common Stock") of Career Education Corporation, a Delaware corporation (the "Issuer"). The principal executive office and mailing address of the Issuer is 231 N. Martingale Road, Schaumburg, Illinois 60173.

The following amendments to the Schedule 13D are hereby made. Unless Otherwise defined herein, all capitalized terms shall have the meaning ascribed to them in the Schedule 13D as previously amended.


Item 2.  Identity and Background
--------------------------------

There have been no changes to Item 2 since the Schedule 13D Amendment filed on January 20, 2015.


Item 3.  Source and Amount of Funds or Other Considerations
------------------------------------------------------------

There have been no changes to Item 3 since the Schedule 13D Amendment filed on December 19, 2007.


Item 4.  Purpose of Transaction
--------------------------------

There have been no changes to Item 4 since the Schedule 13D Amendment filed on February 28, 2012.


CUSIP NO. 141665109            SCHEDULE 13D                     Page 11 of 13



Item 5.  Interest in Securities of the Issuer
---------------------------------------------

(a), (b) According to the Issuer's Form 10-K filed with the Securities and Exchange Commission on March 3, 2015, there were 67,519,701 shares of Common Stock issued and outstanding as of February 20, 2015. Based on such information, after taking into account the transactions described in Item 5(c) below, the Reporting Persons report beneficial ownership of the Following shares of Common Stock: (i) 17,779 shares of Common Stock held directly by RCBA Inc., which represents 0.0% of the outstanding shares of the Common Stock; (ii) 1,420,626 shares of the Common Stock held by Blum GP III which serves as general partner of Blum GP III LP which, in turn, serves as the general partner of Blum Strategic III, which represents 2.1% of the outstanding shares of the Common Stock; and
(v) 3,306,595 shares of the Common Stock held by Blum GP IV which serves as general partner of Blum GP IV LP which, in turn, serves as the general partner of Blum Strategic IV, which represents 4.9% of the outstanding shares of the Common Stock.

Voting and investment power concerning the above shares are held solely by Blum LP, Blum GP III and Blum GP IV. The Reporting Persons therefore may be deemed to be members in a group, in which case the group would be deemed to have beneficial ownership of an aggregate of 4,745,000 shares of the Common Stock, which is 7.0% of the outstanding Common Stock. As the sole general partner of Blum LP, RCBA Inc. is deemed the beneficial owner of the securities over which Blum LP has voting and investment power. The filing of this Schedule shall not be construed as an admission that any of the shareholders, directors or executive officers of RCBA Inc. or the managing members and members of Blum GP III, Blum GP III LP, Blum GP IV and Blum GP IV LP, is, for any purpose, the beneficial owner of any of the securities that are beneficially owned by RCBA Inc., Blum GP III LP, Blum GP III, Blum GP IV LP and Blum GP IV.




CUSIP NO. 141665109            SCHEDULE 13D                     Page 12 of 13


(c) The reporting Persons have made the following transactions in the Common Stock of the Issuer since the last 13D Amendment filed on February 11, 2015:


Entity                             Trade Date    Shares    Price/Share
-------                            ----------   --------   -----------

For Blum Strategic III for         02-12-2015     33,000        6.3226
which Blum GP III LP serves        03-04-2015     70,000        6.0324
as the general partner and         03-05-2015     60,000        6.0521
for Blum GP III which              03-06-2015     60,000        5.9172
serves as the general              03-09-2015     50,000        5.7781
partner for Blum GP III LP         03-10-2015     40,000        5.5785
                                   03-11-2015     55,000        5.6227
                                   03-12-2015     50,000        5.7756
                                   03-13-2015     55,000        5.8002
                                   03-16-2015     44,142        5.8006
                                   03-17-2015     40,000        5.8415
                                   03-18-2015     45,000        5.7577
                                   03-19-2015     60,000        5.8130
                                   03-20-2015     50,000        5.7140
                                   03-23-2015     60,000        5.5382




(d) Not applicable.

(e) Not applicable.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer
-----------------------------------------------------------------------------

There have been no changes to Item 6 since the Schedule 13D Amendment filed on November 19, 2008.


Item 7.  Material to be Filed as Exhibits
------------------------------------------

Exhibit A - Joint Filing Undertaking


                                  * * * * *

CUSIP NO. 141665109            SCHEDULE 13D                     Page 13 of 13


                                  SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  March 23, 2015


RICHARD C. BLUM & ASSOCIATES, INC.      BLUM CAPITAL PARTNERS, L.P.
                                       By: Richard C. Blum & Associates, Inc.
                                            its General Partner

By:  /s/ Cecilia B. Kwan                  By: /s/ Cecilia B. Kwan
     -------------------------------         --------------------------------
     Cecilia B. Kwan                          Cecilia B. Kwan
     Chief Financial Officer                  Chief Financial Officer
     and Chief Compliance Officer             and Chief Compliance Officer


BLUM STRATEGIC GP III, L.L.C.           BLUM STRATEGIC GP III, L.P.
                                        By:  Blum Strategic GP III, L.L.C.
                                             its General Partner

By:  /s/ Cecilia B. Kwan                  By: /s/ Cecilia B. Kwan
     ------------------------------         ---------------------------------
     Cecilia B. Kwan                         Cecilia B. Kwan
     Member                                  Member


BLUM STRATEGIC PARTNERS III, L.P.       BLUM STRATEGIC GP IV, L.L.C.
By:  Blum Strategic GP III, L.P.,
     its General Partner
By:  Blum Strategic GP III, L.L.C.
     its General Partner

By:  /s/ Cecilia B. Kwan                  By: /s/ Cecilia B. Kwan
     ------------------------------         ---------------------------------
     Cecilia B. Kwan                         Cecilia B. Kwan
     Member                                  Member


BLUM STRATEGIC GP IV, L.P.              BLUM STRATEGIC PARTNERS IV, L.P.
By:  Blum Strategic GP IV, L.L.C.       By:  Blum Strategic GP IV, L.P.,
     its General Partner                     its General Partner
                                        By:  Blum Strategic GP IV, L.L.C.
                                             its General Partner

By:  /s/ Cecilia B. Kwan                  By: /s/ Cecilia B. Kwan
     ------------------------------         ---------------------------------
     Cecilia B. Kwan                         Cecilia B. Kwan
     Member                                  Member

                                  * * * * *

CUSIP NO. 141665109             SCHEDULE 13D                    Page 1 of 1

                                   Exhibit A
                           JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated:  March 23, 2015


RICHARD C. BLUM & ASSOCIATES, INC.     BLUM CAPITAL PARTNERS, L.P.
                                       By: Richard C. Blum & Associates, Inc.
                                           its General Partner

By:  /s/ Cecilia B. Kwan                By: /s/ Cecilia B. Kwan
     -------------------------------      --------------------------------
     Cecilia B. Kwan                       Cecilia B. Kwan
     Chief Financial Officer and           Chief Financial Officer and
     Chief Compliance Officer              Chief Compliance Officer


BLUM STRATEGIC GP III, L.L.C.           BLUM STRATEGIC GP III, L.P.
                                        By:  Blum Strategic GP III, L.L.C.
                                             its General Partner

By:  /s/ Cecilia B. Kwan                  By: /s/ Cecilia B. Kwan
     ------------------------------         ---------------------------------
     Cecilia B. Kwan                         Cecilia B. Kwan
     Member                                  Member


BLUM STRATEGIC PARTNERS III, L.P.       BLUM STRATEGIC GP IV, L.L.C.
By:  Blum Strategic GP III, L.P.,
     its General Partner
By:  Blum Strategic GP III, L.L.C.
     its General Partner

By:  /s/ Cecilia B. Kwan                  By: /s/ Cecilia B. Kwan
     ------------------------------         ---------------------------------
     Cecilia B. Kwan                         Cecilia B. Kwan
     Member                                  Member


BLUM STRATEGIC GP IV, L.P.              BLUM STRATEGIC PARTNERS IV, L.P.
By:  Blum Strategic GP IV, L.L.C.       By:  Blum Strategic GP IV, L.P.,
     its General Partner                     its General Partner
                                        By:  Blum Strategic GP IV, L.L.C.
                                             its General Partner

By:  /s/ Cecilia B. Kwan                  By: /s/ Cecilia B. Kwan
     ------------------------------         ---------------------------------
     Cecilia B. Kwan                         Cecilia B. Kwan
     Member                                  Member